UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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TUCOWS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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July 25, 2017

Dear Fellow Shareholder:

You are cordially invited to attend the 2017 annual meeting of shareholders of Tucows Inc. to be held at the offices of the company, 96 Mowat Avenue, Toronto, Ontario, M6K 3M1, Canada, on Tuesday, September 5, 2017 at 4:30 p.m. (local time).

The accompanying notice of annual meeting and proxy statement describes the matters we will discuss and vote on at the annual meeting. You will also have an opportunity to ask questions.

As permitted by the rules of the Securities and Exchange Commission, we are furnishing proxy materials, including this notice of Annual Meeting, proxy statement, our 2016 Annual Report on Form 10-K and the electronic proxy card for the meeting to our shareholders via the Internet by sending them a Notice of Internet Availability of Proxy Materials (the “Notice”) that explains how to access our proxy materials and how to vote online. If you received the Notice and would like us to send you a printed copy of our proxy materials, please follow the instructions included in the Notice.

Your vote is important. I hope you will join us at the annual meeting. Whether or not you plan to attend, we encourage you to vote – regardless of the size of your share holdings. Every vote is important, and your participation enables us to listen and act on what matters to you as a shareholder. Please ensure that your shares are represented and voted at the annual meeting in accordance with your instructions by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by voting your shares over the phone or Internet. Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Using the Internet or telephone also helps save us money by reducing postage and proxy tabulation costs. You may also be entitled to vote in person at the meeting. Please refer to detailed instructions included in the proxy statement or in the Notice of Internet Availability of Proxy Materials.

We look forward to seeing you on September 5, 2017.

Sincerely,

Elliot Noss
President and Chief Executive Officer

TUCOWS INC.

96 Mowat Avenue

Toronto, Ontario M6K 3M1

Canada

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 5, 2017

The 2017 annual meeting of shareholders of Tucows Inc. will be held at 4:30 p.m. (local time) on September 5, 2017 at the offices of the company, 96 Mowat Avenue, Toronto, Ontario, M6K 3M1, Canada, to:

1.	Elect seven directors to serve on our Board of Directors until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2017;

3.	Approve, on an advisory basis, named executive officer compensation;

4.	Transact such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

At the annual meeting, our Board of Directors intends to present Allen Karp, Rawleigh Ralls, Erez Gissin, Elliot Noss, Jeffery Schwartz, Robin Chase and Brad Burnham as nominees for election to the Board of Directors.

Only shareholders of record on the books of the company at the close of business on July 10, 2017 will be entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Our Board of Directors is soliciting the enclosed proxy. Please carefully read the accompanying proxy statement for more information regarding the business to be transacted at the annual meeting. You will also find enclosed our 2016 Annual Report on Form 10-K.

We will make available at the annual meeting a complete list of the shareholders entitled to vote at the annual meeting, and you may examine the list for any purpose related to the annual meeting.

Your vote is important. Whether or not you plan to attend, we encourage you to vote – regardless of the size of your share holdings. Every vote is important, and your participation enables us to listen and act on what matters to you as a shareholder. Please ensure that your shares are represented and voted at the annual meeting in accordance with your instructions by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by voting your shares over the phone or Internet. Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Using the Internet or telephone also helps save us money by reducing postage and proxy tabulation costs. You may also be entitled to vote in person at the meeting. Please refer to detailed instructions included in the proxy statement or in the Notice of Internet Availability of Proxy Materials.

Davinder Singh
Chief Financial Officer and Secretary

Toronto, Ontario

July 25, 2017

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on September 5, 2017:

We are furnishing proxy materials to you via the Internet. The Notice of Internet Availability Proxy Materials will instruct you as to how you may vote your proxy. No printed materials will be available unless you specifically request them by following the instructions in the “Notice of Internet Availability of Proxy Materials.” Printed copies will be provided upon request at no charge.

This proxy statement and the 2016 Annual Report on Form 10-K are also available at http://www.tucows.com/investors/filings/ for viewing, downloading and printing. The information on our website is not part of this proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

TUCOWS INC.

96 Mowat Avenue

Toronto, Ontario M6K 3M1

Canada

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

September 5, 2017

We are sending this proxy statement to shareholders of Tucows Inc., a Pennsylvania corporation (“Tucows” or the “Company”), in connection with our Board of Directors’ solicitation of proxies for use at our annual meeting of shareholders on September 5, 2017. We have also enclosed our 2016 Annual Report on Form 10-K (which does not form a part of the proxy solicitation material).

VOTING INFORMATION

Record Date

The record date for the annual meeting was July 10, 2017. You may vote all shares of our common stock that you owned as of the close of business on that date. On July 10, 2017, we had 10,553,142 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to be voted at the annual meeting. This proxy statement or the Notice of Internet Availability of Proxy Materials (the “Notice”) are being mailed or made available on the Internet on or about July 25, 2017 to shareholders of record as of the close of business on the record date.

How to Vote

By mail. If you hold your shares through a securities broker (that is, in street name), you may complete and mail the voting instruction card forwarded to you by your broker. If you hold your shares in your name as a holder of record, you can vote your shares by proxy by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope. A properly completed and returned proxy card will be voted as you instruct, unless you subsequently revoke your instructions.

By telephone. If you hold your shares through a securities broker, you may vote by telephone by following the instructions included with the voting instruction card forwarded to you by your broker. If you vote your shares via telephone, you may incur additional charges.

By Internet. If you hold your shares through a securities broker, you may vote your shares via the Internet by following the instructions included with the voting instruction card forwarded to you by your broker. If you vote your shares via the Internet, you may incur costs such as telephone and Internet access charges.

At the annual meeting. Submitting your vote by mail or via the Internet does not limit your right to vote in person at the annual meeting if you later decide to do so. If you hold your shares in street name and want to vote in person at the annual meeting, you must obtain a proxy from your broker and bring it to the annual meeting.

Revoking Your Proxy

You can revoke your proxy at any time before your shares are voted at the annual meeting. If you are a shareholder of record, you can send a written notice of revocation to our secretary at our principal executive office (96 Mowat Avenue, Toronto, Ontario, M6K 3M1, Canada) and request another proxy card. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can amend your vote by re-voting over the Internet or by telephone. You can also attend the annual meeting and vote in person. Merely attending the annual meeting will not revoke your proxy.

Returning Your Proxy without Indicating Your Vote

If you return a signed proxy card without indicating your vote and do not revoke your proxy, your shares will be voted according to the Board of Directors’ recommendations.

Quorum Required to Hold the Annual Meeting

On September 5, 2017 we need the presence of, in person or by proxy, shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast, on a particular matter to be acted upon at the meeting, in order to constitute a quorum for the purpose of consideration of and action on the matter. If a quorum is present then the shareholders can continue to do business and vote on other matters until adjournment. Votes withheld in the election of directors are treated as present for purposes of determining a quorum. If your shares are held in “street name” and you do not give your broker voting instructions, your broker generally will have discretion to vote your shares for “routine” matters such as the proposal to ratify KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. If your broker votes your shares on this proposal you will be deemed present for purposes of determining a quorum. For more information regarding “routine” and “non-routine” matters and “broker non-votes,” see “Street Name Shares and Broker Non-Votes.”

Vote Required to Elect Directors

A plurality of the votes cast is required for the election of directors. Accordingly, the seven nominees for election as directors who receive the highest number of votes actually cast will be elected.

Vote Required to Ratify the Appointment of KPMG LLP

The affirmative vote of a majority of the votes cast by all shareholders represented at the annual meeting, in person or by proxy, and entitled to vote is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Vote Required regarding Advisory Votes on the Compensation of Our Named Executive Officers

The affirmative vote of a majority of the votes cast by all shareholders represented at the annual meeting, in person or by proxy, and entitled to vote is required to approve, on an advisory basis, the compensation of our named executive officers.

Street Name Shares and Broker Non-Votes

A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Under applicable New York Stock Exchange (“NYSE”) rules, brokers cannot exercise discretion to vote shares in an uncontested election of directors or on matters relating to executive compensation (each, a “non-routine” proposal) if the shareholder does not give the broker voting instructions for these matters. To the extent that brokers have not received voting instructions, brokers report such number of shares as “non-votes.” Accordingly, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms, if your shares are held in “street name” and you wish to vote your shares on: (1) the election of directors and (2) approval, in an advisory vote, of our executive compensation, you must give your broker voting instructions for these proposals.

“Broker non-votes” will have no effect on the votes for (1) the election of directors and (2) approval, in an advisory vote, of our executive compensation because it is not deemed a vote cast. “Broker non-votes” will not occur in connection with the proposal to ratify KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017 because this is a “routine” matter and brokers, banks, trustee and other nominees have discretionary voting authority to vote shares on this proposal without specific instruction from the beneficial owner of such shares.

Withholding Your Vote or Voting to “Abstain”

In the election of directors, you may withhold your vote for any of the nominees. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. For the other two proposals, you may vote to “abstain.” If you vote to “abstain” for any of these two proposals, you vote will have no effect on the outcome of that proposal because your shares will be excluded entirely from the vote and will not be deemed a vote cast.

Postponement or Adjournment of the Annual Meeting

If the annual meeting is postponed or adjourned, your proxy will still be valid and may be voted at the rescheduled meeting. You will still be able to revoke your proxy until it is voted.

BENEFICIAL OWNERSHIP OF COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Stock Ownership of Executive Officers and Directors

The following table sets forth the beneficial ownership of our common stock, as of the record date, by our Chief Executive Officer and our four other most highly compensated executive officers for the last completed fiscal year (each a “named executive officer” or an “NEO”), each of our directors and all of our directors and executive officers as a group. The information on beneficial ownership in the table and related footnotes is based upon data furnished to us by, or on behalf of, the persons referred to in the table. Unless otherwise indicated in the footnotes to the table, each person named has sole voting power and sole investment power with respect to the shares included in the table.

	Beneficial Ownership of Common Stock
Name	Common Stock Beneficially Owned Excluding Options		Stock Options Exercisable within 60 Days of July 10, 2017	Total Common Stock Beneficially Owned	Percent of Class(3)
Elliot Noss	688,579	(4)	18,750	707,329	6.7%
Michael Cooperman(1)	204,656	(5)	10,312	214,968	2.0%
David Woroch	142,272	(6)	22,187	164,459	1.6%
Kenneth Schafer (2)	39,140		--	39,140	*
Michael Goldstein	3,018	(7)	1,582	4,600	*
Allen Karp	13,238	(8)	24,375	37,613	*
Rawleigh Ralls	34,355		22,500	56,855	*
Robin Chase	4,375		7,500	11,875	*
Erez Gissin	3,563		17,887	21,450	*
Jeffrey Schwartz	30,625		7,500	38,125	*
Brad Burnham	26,112		--	26,112	*
All directors and executive officers as a group (14 persons)	1,258,745		154,063	1,412,808	13.2%

*           Less than 1%.

(1)

Mr. Cooperman retired from his role of the Company’s Chief Financial Officer effective April 1, 2017. Mr. Cooperman has agreed to remain in a senior advisory role with the Company and serve as a Strategic Advisor to ensure a smooth transition.

(2)	Mr. Schafer resigned as the Company’s Executive Vice President, Chief Information Officer effective March 24, 2017.

(3)	Based on 10,553,142 shares outstanding as of July 10, 2017.

(4)

Includes an aggregate of 120,670 shares of common stock that are held in Mr. Noss’s Registered Retirement Savings Plan (“RRSP”) accounts. Includes an aggregate of 1,639 shares of common stock that are held in Mr. Noss’s Tax Free Savings Account. Includes 564,951 shares of Common Stock that are subject to a loan and pledge arrangement entered into by Mr. Noss in order to satisfy the required Canadian taxes and exercise price due in connection with the exercise of expiring options.

(5)	Includes 37,188 shares of common stock that are held in Mr. Cooperman’s RRSP account.

(6)	Includes 54,984 shares of common stock that are held in Mr. Woroch’s RRSP account and 10,750 shares of common stock held in his wife’s RRSP account.

(7)	These 3,018 shares of common stock are held in Mr. Goldstein’s RRSP account.

(8)	Includes 5,000 shares of common stock that are held directly by Mr. Karp’s wife.

Share Ownership of Certain Beneficial Owners.

The following table sets forth information with respect to each shareholder known to us to be the beneficial owner of more than 5% of our outstanding common stock except for Mr. Noss, whose beneficial ownership of shares is described in the table above.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class

Osmium Partners, LLC	527,327	(1)	5.0%
300 Drakes Landing Road, Suite 172
Greenbrae, CA 94904

Pembroke Management, LTD	732,828	(2)	6.9%
1002 Sherbrooke Street West, Suite 1700
Montreal, Quebec, H3A 3S4, CANADA

Renaissance Technologies LLC	720,051	(3)	6.8%
800 Third Avenue
New York, NY 10022

Patrick J. Retzer	657,680	(4)	6.2%
PO Box 2191
Brookfield, WI 53008

(1)     John H. Lewis, who had shared dispositive power and shared voting power over 527,327 shares of common stock, is the controlling member of Osmium Partners, LLC, a Delaware limited liability company (“Osmium Partners”), which had shared dispositive power and shared voting power over 527,327 shares of common stock and serves as the general partner of Osmium Capital, LP, a Delaware limited partnership (the “Fund”) which had shared dispositive power and shared voting power over 261,905 shares of common stock and Osmium Capital II, LP, a Delaware limited partnership (“Fund II”) which had shared dispositive power and shared voting power over 112,669 shares of common stock , Osmium Spartan, LP, a Delaware limited partnership (“Fund III”) which had shared dispositive power and shared voting power over 71,513 shares of common stock , and Osmium Diamond, LP, a Delaware limited partnership (“Fund IV”) which had shared dispositive power and shared voting power over 81,240 of common stock (all of the foregoing, collectively, the “Filers”). The Fund, Fund II, Fund III and Fund IV are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments. The Fund, Fund II, Fund III and Fund IV directly own the common shares reported in this Statement. Mr. Lewis and Osmium Partners may be deemed to share with the Fund, Fund II, Fund III and Fund IV (and not with any third party) voting and dispositive power with respect to such shares. Each Filer disclaims beneficial ownership with respect to any shares other than the shares owned directly by such Filer. This information is based solely on a review of an amendment to Schedule 13G filed with the SEC on February 14, 2017 by the Filers.

(2)     Pembroke Management, LTD had sole dispositive power and sole voting power over 732,828 shares of common stock. This information is based solely on a review of an amendment to Schedule 13G filed with the SEC on February 3, 2017 by Pembroke Management, LTD.

(3)     Each of Renaissance Technologies, LLC (“RTC”), and Renaissance Technologies Holdings Corporation (“RTHC”) which had majority ownership of RTC, have sole voting and dispositive power over 720,051 shares of common stock. This information is based solely on a review of an amendment to Schedule 13G filed with the SEC on February 14, 2017 by RTC and RTHC.

(4)     Patrick J. Retzer, had sole dispositive power and sole voting power over 657,680 shares of common stock. This information is based solely on a review of an amendment to Schedule 13G filed with the SEC on February 8, 2017 by Mr. Retzer.

PROPOSAL No. 1

ELECTION OF DIRECTORS

Our business is managed under the direction of our Board of Directors. Our Second Amended and Restated Bylaws, as amended (the “Bylaws”) provide that our Board of Directors determines the number of directors from time to time, which is currently set at a maximum of seven. On January 12, 2017, our Board of Directors increased the size of our Board of Directors from six to seven members and Mr. Brad Burnham was appointed a director.

Our directors are all subject to annual election and serve until the election or appointment and qualification of their successors or their earlier death, resignation or removal. The current term of office of all of our directors expires upon election of their successors at the 2017 annual meeting.

Our Board of Directors, based on a recommendation from the Corporate Governance, Nominating and Compensation Committee, has nominated each of the existing members of the Board of Directors for re-election. Our Board of Directors proposes that these seven director nominees be elected for a term of one year until the 2018 annual meeting and until their successors are duly selected and qualified. All director nominees have agreed to be named in this proxy statement and to serve if elected.

Our Board of Directors expects that all of the nominees will be available for election and willing to serve as directors. In the event that any of the nominees become unavailable or unwilling to serve as a director, proxies received will be voted for substitute nominees to be designated by our Board of Directors or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.

Set forth below is biographical information for each nominee standing for election at the 2017 annual meeting. The following descriptions also outline the specific experience, qualifications, attributes, and skills that qualify each person to serve on our Board of Directors.

The directors standing for election are:

Allen Karp	Co-Chairman of the Board since September 2012 and Director since October 2005

Mr. Karp, 76, was with Cineplex Odeon Corporation in various positions since 1986, where he retired as Chairman and Chief Executive Officer in 2002 and as Chairman Emeritus in 2005. From 1966 to 1986, he practiced law at the law firm of Goodman and Carr LLP, where he was named partner in 1970. Mr. Karp was until recently a Director of Brookfield Real Estate Services Inc., the Chair of its corporate governance committee and sat on the audit committee, and was Chairman of the Board of Directors of IBI Group Inc., and was Chairman of the Nominating, Governance and Compensation Committee. Mr. Karp is a past director of the Toronto International Film Festival Group, where he served as Chairman of the Board from 1999 to 2007 and has served as Chairman of its Corporate Governance Committee since 2007. Additionally, Mr. Karp was previously a director of several other public corporations.

Mr. Karp has extensive executive leadership skills, long-standing senior management experience, a strong ethics and compliance focus and audit committee experience. These skills and qualifications, in addition to his recent service on the boards of directors of other public companies, enable him to bring valuable perspectives to our Board, particularly with respect to corporate governance matters, and qualify him to be a director of Tucows.

Rawleigh H. Ralls	Co-Chairman of the Board since September 2012 and Director since May 2009

Mr. Ralls, 55, was a founding partner of Lacuna, LLC, an investment management company focused on both public and private companies, which he formed in October 2006.  Prior thereto, from 1999 to 2006, he was Chairman of Netidentity.com, an Internet email and web hosting company, where he led corporate strategy and development until the firm’s sale in 2006. Mr. Ralls currently serves on the Board of Directors of a number of companies.

Mr. Ralls has a wealth of industry experience, most notably the experience that he gained through his leadership of Netidentity.com. In addition, Mr. Ralls contributes a unique perspective to the Board’s discussions and considerations based on the two decades of investing and portfolio management experience. All of these attributes qualify Mr. Ralls to be a director of Tucows.

Erez Gissin	Director since August 2001

Mr. Gissin, 58, has served since 2010 as a managing partner in Helios Energy Investment, a Renewable Energy investment fund, and since 2005 as the Chief Executive Officer of BCID Ltd., an investment company focusing on infrastructure development projects in China. From July 2000 to March 2005, Mr. Gissin has served as the Chief Executive Officer of IP Planet Networks Ltd., an Israeli satellite communication operator providing Internet backbone connectivity and solutions to Internet Service Providers. From July 1995 to July 2000, Mr. Gissin was Vice President, Business Development of Eurocom Communications Ltd., a holding company that controls several telecommunications services, equipment and Internet companies in Israel.

Mr. Gissin has a strong background in the internet communications industry and has gained significant institutional knowledge in his long tenure as one of our directors. Mr. Gissin also has significant leadership experience as the Chief Executive Officer of BCID Ltd. and IP Planet Networks Ltd. and has extensive financial acumen derived from his years of executive experience. All of these qualities qualify Mr. Gissin to be a director of Tucows.

Elliot Noss	Director since August 2001

Mr. Noss, 54, is our President and Chief Executive Officer and has served in such capacity since the completion of our merger with Tucows Delaware in August 2001. From May 1999 until completion of the merger in August 2001, Mr. Noss served as President and Chief Executive Officer of Tucows Delaware. Before that, from April 1997 to May 1999, Mr. Noss served as Vice President of Corporate Services of Tucows Interactive Ltd., which was acquired by Tucows Delaware in May 1999.

Mr. Noss’s lengthy service as our Chief Executive Officer has provided him with extensive knowledge of, and experience with, Tucows’ operations, strategy and financial position. In addition, Mr. Noss has widespread knowledge of the internet and software industry generally that, coupled with his operational expertise, qualifies him to be a director of Tucows.

Jeffrey Schwartz	Director since June 2005

Mr. Schwartz, 54, has served as a director of Dorel Industries, a Canadian juvenile products and bicycle company,] since 1987 and as Executive Vice President and Chief Financial Officer since 2003. Mr. Schwartz is a graduate of McGill University in Montreal and has a degree in the field of business administration.

Mr. Schwartz has a significant amount of public-company financial expertise, particularly in his executive experience as the chief financial officer of Dorel Industries, Inc. This executive experience, along with Mr. Schwartz’s service as one of our Audit Committee members (and as Chairman of our Audit Committee since 2005), qualifies him to be a director of Tucows.

Robin Chase	Director since October 2014

Robin Chase, 58, is a transportation entrepreneur. She is co-founder and former CEO of Zipcar, Inc., the largest carsharing company in the world; Buzzcar, Inc., a peer to peer carsharing service in France (now merged with Drivy, SAS); and GoLoco, Inc., an online ridesharing community. She is currently co-founder and board member of Veniam Inc., a vehicle communications company building the networking fabric for the Internet of Moving Things.

Ms. Chase serves on the boards of Veniam, the World Resources Institute, and Tucows. She also served on the board of the Massachusetts Department of Transportation, the National Advisory Council for Innovation & Entrepreneurship for the US Department of Commerce, the Intelligent Transportations Systems Program Advisory Committee for the US Department of Transportation, the OECD’s International Transport Forum Advisory Board, the Massachusetts Governor’s Transportation Transition Working Group, and Boston Mayor’s Wireless Task Force.

Ms. Chase lectures widely, has been frequently featured in the major media, and has received many awards in the areas of innovation, design, and environment, including Time 100 Most Influential People, Fast Company Fast 50 Innovators, and BusinessWeek Top 10 Designers. Ms. Chase graduated from Wellesley College and MIT's Sloan School of Management, was a Harvard University Loeb Fellow, and received an honorary Doctorate of Design from the Illinois Institute of Technology.

Ms. Chase’s experience operating companies at the chief executive officer level along with her numerous experiences on these boards and councils qualify her to be a director of Tucows.

Brad Burnham	Director since January 2017

Brad Burnham, 62, is the co-founder of Union Square Ventures (“USV”), an early stage venture capital firm in New York. USV has invested in more than 75 Internet services, including, Twitter, Inc., Tumblr Inc, Etsy, Inc., Indeed Inc, Zynga Inc, and Foursqare Labs, Inc. Prior to USV, Brad was a partner at AT&T Ventures, the venture capital arm of AT&T. AT&T Ventures invested in consumer facing Internet services like Audible, telecommunications technology companies such as Argon, Xedia, and Juniper Networks, and Competitive Local Exchange Carriers (CLECs) such as Knology, and Data Local Exchange Carriers (DLECs) such as Covad. Prior to joining AT&T Ventures, Brad was the founder and CEO of Echo Logic, a software tools company spun out of Bell Laboratories. Earlier in his career, Brad held a number of management positions in sales, marketing and business development at AT&T Computer Systems. He began his career as a sales representative at New York Telephone.

Mr. Burnham also currently serves on the boards of directors of several non-public organizations.

Mr. Burnham has extensive experience in investing in and serving on the boards of numerous internet service companies which qualify him to be a director of Tucows.

The Board of Directors unanimously recommends a vote FOR the nominees listed above.

CORPORATE GOVERNANCE

Corporate Governance Documents

Our Audit Committee charter, Corporate Governance, Nominating and Compensation Committee charter, Code of Business Conduct and Code of Ethics are available in the “Investor Relations” section on our website at www.tucows.com. Our Code of Business Conduct sets forth rules of conduct that apply to all of our directors, officers and employees. Our Code of Ethics sets forth additional rules of conduct that apply to our senior financial officers, including our Chief Executive Officer, Chief Financial Officer and Vice Presidents, Finance. Our Code of Business Conduct and Code of Ethics are available in printed form, free of charge, to any shareholder who requests them, by written request to our Secretary at Tucows Inc., 96 Mowat Avenue, Toronto, Ontario M6K 3M1, Canada. We intend to disclose amendments to, or director and executive officer waivers from, the Code of Business Conduct or Code of Ethics, if any, on our website, or by filing a Form 8-K with the SEC to the extent required by the NASDAQ listing standards.

Director Independence

Our Board of Directors has determined that Messrs. Karp, Ralls, Gissin, Burnham and Schwartz and Ms. Chase are “independent” as defined under the listing standards of NASDAQ. Our Board of Directors believes that the NASDAQ independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and uses those requirements in assessing the independence of each of its members.

Our Board of Directors has further determined that each of the members of the Audit Committee and the Corporate Governance, Nominating and Compensation Committee are independent within the meaning of the NASDAQ listing standards and meet the additional independence requirements of the NASDAQ listing standards applicable to Audit Committee members or Corporate Governance, Nominating and Compensation Committee members, respectively.

Meetings: Annual Meeting Attendance

Our Board of Directors met eight times during 2016. Our Board of Directors also took action by unanimous written consent on two occasions during 2016. With the exception of Mr. Ralls and Ms. Chase who attended 68% of meetings, each director attended at least 80% of the total number of meetings of the Board of Directors during 2016.

Directors are expected, but are not required, to attend our annual meeting of shareholders. Mr. Karp attended our 2016 Annual Meeting of Shareholders in person while the remainder of the Board of Directors were available by teleconference.

Executive Sessions of Independent Directors

The independent directors meet without management present at regularly scheduled executive sessions at each quarterly Board meeting and some special Board meetings. Mr. Karp was responsible for chairing the executive sessions for 2016.

Committees

Our Board of Directors has two committees, an Audit Committee and a Corporate Governance, Nominating and Compensation Committee. Our committees generally meet in connection with regularly scheduled quarterly and annual meetings of our Board of Directors, with additional meetings held as often as its members deem necessary to perform its responsibilities. From time to time, depending on the circumstances, our Board of Directors may form a new committee or disband a current committee.

The Audit Committee currently consists of Mr. Schwartz (Chair), Mr. Karp and Mr. Gissin, all of whom are independent directors as prescribed by the NASDAQ listing standards.

The Audit Committee held five meetings during 2016. The Audit Committee also took action by unanimous written consent on one occasion during 2016. Each member of the Audit Committee attended at least 80% of the total number of meetings of the committee during 2016. The Audit Committee’s purposes are:

•

To assist the Board of Directors in its oversight of (1) our accounting and financial reporting processes and the audits of our financial statements, and (2) our compliance with legal and regulatory requirements;

•

To interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence; and

•	To prepare the report required by the rules of the SEC to be included in our Annual Report on Form 10-K.

Each of the members of our Audit Committee is able to read and understand fundamental financial statements including balance sheets, income statements and cash flow statements. Additionally, our Board of Directors has determined that Mr. Schwartz qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K. The Board of Directors has adopted a written charter for the Audit Committee, which the Audit Committee has reviewed and determined to be in compliance with the rules prescribed by the listing standards of the NASDAQ Capital Market and which is available at tucows.com.

The Corporate Governance, Nominating and Compensation Committee currently consists of Messrs. Karp (Chair), Schwartz and Ralls. Each member of our Corporate Governance, Nominating and Compensation Committee is an independent director as defined in the listing standards of the NASDAQ Capital Market and also satisfies the applicable compensation committee member independence standards as prescribed by the listing standards of the NASDAQ Capital Market and Rule 10C-1 under the Exchange Act.

The committee held four meetings during 2016. The Corporate Governance, Nominating and Compensation Committee took action by unanimous written consent on two occasions during 2016. Each member of the Corporate Governance, Nominating and Compensation Committee attended at least 75% of the total number of meetings of the committee during 2016. The Corporate Governance, Nomination and Compensation Committee’s purposes are:

•	To determine, recommend and review the Company’s executive compensation;

•	To review employee compensation and benefit programs;

•	To develop and recommend to our Board of Directors a set of corporate governance guidelines applicable to the Company and to periodically review the guidelines;

•	To oversee our Board of Directors’ annual evaluation of its performance and the performance of the other Board committees;

•	To advise our Board of Directors regarding membership and operations of our Board of Directors;

•	To oversee the Company’s director nominating process;

•

To identify individuals qualified to serve as members of our Board of Directors, to select, subject to ratification of our Board of Directors, the director nominees for the next annual meeting of shareholders and to recommend to our Board of Directors individuals to fill vacancies on our Board of Directors; and

•	To carry out responsibilities regarding related matters as required by the federal securities laws.

The Corporate Governance, Nominating and Compensation Committee may delegate authority to one or more members of the committee or one or more members of management when appropriate, but no such delegation is allowed if the authority is required by law, regulation or listing standard to be exercised by the Corporate Governance, Nominating and Compensation Committee as a whole. The Board of Directors has adopted a written charter for the Corporate Governance, Nominating and Compensation Committee, which the Corporate Governance, Nominating and Compensation Committee has reviewed and determined to be in compliance with the rules prescribed by the listing standards of the NASDAQ Capital Market and which is available at tucows.com.

Our executive officers do not play a formal role in determining their compensation. However, senior HR personnel review (i) information the Company purchased from Culpepper Compensation Survey and Services and (ii) published trends for the year from a variety of public sources, and, after consulting with Mr. Noss, our Chief Executive Officer, provide consolidated information outlining management’s recommendation regarding executive officer compensation based on title to the Corporate Governance, Nominating and Compensation Committee. The Committee then reviews and discusses the information provided with our CEO and senior HR personnel and then determines the total compensation for each NEO, as it deems appropriate.

Board Leadership Structure and Responsibilities

Our Board of Directors oversees management’s performance on behalf of our shareholders. Our Board of Directors’ primary responsibilities are to (1) monitor management’s performance to assess whether we are operating in an effective, efficient and ethical manner to create value for our shareholders, (2) periodically review our long-range plans, business initiatives, capital projects and budget matters and (3) approve compensation for our President and Chief Executive Officer who, with senior management, manages our day-to-day operations.

Our Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The independent directors meet without management present at regularly scheduled executive sessions at each quarterly Board of Directors meeting and some special Board of Directors meetings. Our Board of Directors has delegated certain responsibilities and authority to its Audit Committee and Corporate Governance, Nominating and Compensation Committee. The Audit Committee periodically discusses with management the Company's policies and guidelines regarding risk assessment and risk management, as well as the Company's major financial risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee also reviews, evaluates and recommends changes to the Company’s financial reporting policies and procedures. The Corporate Governance, Nominating and Compensation Committee reviews and evaluates the risks underlying the Company’s compensation policies and plans and recommends changes to these policies and plans accordingly. Our Board of Directors believes that risk oversight actions taken by our Board of Directors and its committees are appropriate and effective at this time.

We believe it is beneficial to separate the roles of Chief Executive Officer and Chairman to facilitate their differing roles in the leadership of our company. The role of the Chairman includes setting the agenda for, and presiding over, all meetings of our Board of Directors, including executive sessions of independent directors, providing input regarding information sent to our Board of Directors, serving as liaison between the Chief Executive Officer and the independent directors and providing advice and assistance to the Chief Executive Officer. The Chairman is also a key participant in establishing performance objectives and overseeing the process for the annual evaluation of our Chief Executive Officer’s performance. In addition, under our Bylaws, our Chairman has the authority to call special meetings of our Board of Directors and shareholders. In contrast, our Chief Executive Officer is responsible for handling our day-to-day management and direction, serving as a leader to the management team and formulating corporate strategy.

Currently our Co-Chairmen are Mr. Karp and Mr. Ralls, while Mr. Noss serves as our Chief Executive Officer. Both Mr. Karp and Mr. Ralls are independent directors.

We believe that this leadership structure for our Board of Directors provides us with the most effective level of oversight over the Company’s business operations while at the same time enhancing our Board of Directors’ ability to oversee our enterprise-wide approach to risk management and corporate governance and best serves the interests of our shareholders. It allows for a balanced corporate vision and strategy, which is necessary to address the challenges and opportunities we face at this time and demonstrates our commitment to good corporate governance. In addition, it allows for appropriate oversight of the Company by our Board of Directors, fosters appropriate accountability of management and provides a clear delineation of responsibilities for each position.

Role of the Board in Risk Oversight

One of our Board of Directors’ key functions is providing oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through our Board of Directors as a whole, as well as through Board of Directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our Corporate Governance, Nominating and Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements, and our Board of Directors is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.

The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports on the risks we face from our Chief Executive Officer or other members of management to enable us to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next Board of Directors meeting. However, it is the responsibility of the committee chairs to report findings regarding material risk exposures to our Board of Directors as quickly as possible.

Director Nomination

Our Corporate Governance, Nominating and Compensation Committee is responsible for identifying potential nominees to our Board of Directors. In considering candidates for nomination, our Corporate Governance, Nominating and Compensation Committee seeks individuals who evidence strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. As set forth in the charter of our Corporate Governance, Nominating and Compensation Committee, our Board of Directors endeavors to have directors who collectively possess a broad range of skills, expertise, industry and other knowledge and business and other experience useful to the effective oversight of our business. In addition, our Board of Directors also seeks members from diverse backgrounds so that our Board of Directors consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. In determining whether to nominate a current director for re-election, our Corporate Governance, Nominating and Compensation Committee will take into account these same criteria as well as the director’s past performance, including his or her participation in and contributions to the activities of the Board of Directors.

Our Corporate Governance, Nominating and Compensation Committee will evaluate and consider recommendations for director candidates from shareholders using the same criteria described above. As set forth in the charter of the Corporate Governance, Nominating and Compensation Committee, recommendations submitted by the Company’s shareholders shall be submitted, along with the following to the attention of the Chairperson of the Corporate Governance, Nominating and Compensation Committee at 96 Mowat Avenue, Toronto, Ontario M6K 3M1 Canada at least 120 days before the first anniversary of the date on which we first mailed our proxy materials for our prior year’s annual meeting of shareholders:

•	the name and address of the recommending shareholder;

•	the candidate’s name and the information about the individual that would be required to be included in a proxy statement under the rules of the SEC;

•	information about the relationship between the candidate and the recommending shareholder;

•	the consent of the candidate to serve as a director; and

•	proof of the number of shares of our common stock that the recommending shareholder owns and the length of time the shares have been owned.

Communications with our Board of Directors

A Tucows’ shareholder who wishes to communicate with our Board of Directors may send correspondence to the attention of our Secretary at 96 Mowat Avenue, Toronto, Ontario M6K 3M1 Canada. The Secretary will submit the shareholder’s correspondence to the Chairmen of the Board of Directors, the chairman of the appropriate committee, or the appropriate individual director, as applicable.

DIRECTOR COMPENSATION

Under the terms of our 2006 Amended and Restated Equity Compensation Plan (the “2006 Plan”), we make automatic formula grants of nonqualified stock options to our non-employee directors and members of committees of our Board of Directors as described below. All stock-based compensation for our non-employee directors is governed by our 2006 Plan or its predecessor, our 1996 Equity Compensation Plan (the “1996 Plan”). All options granted under the automatic formula grants vest after one year, have an exercise price equal to the fair market value per common share as determined by the per share price as of the close of business on the date of grant and have a five-year term. Options are granted to directors under the 2006 Plan as follows:

•	on the date a non-employee director becomes a director, he or she is granted options to purchase 4,375 shares of our common stock;

•	on the date a director becomes a member of the Audit Committee, he or she is granted options to purchase 3,750 shares of our common stock;

•	on the date a director becomes a member of the Corporate Governance, Nominating and Compensation Committee, he or she is granted options to purchase 2,500 shares of our common stock; and

•

on each date on which we hold our annual meeting of shareholders, each non-employee director in office immediately before and after the annual election of directors receives an automatic grant of options to purchase 3,750 shares of our common stock.

Directors who are employees receive no additional or special compensation for serving as directors. The Co-Chairmen of our Board of Directors and all non-employee directors receive an annual fee of $15,000. The Co-Chairmen of the Board each receive an additional annual fee of $15,000. Non-employee directors who serve as members of our Audit Committee receive an annual fee of $10,000 and non-employee directors who serve on our Corporate Governance, Nominating and Compensation Committee receive an annual fee of $10,000. The Chairmen of our Audit Committee and our Corporate Governance, Nominating and Compensation Committee each receive an additional annual fee of $4,000. In addition, all non-employee directors receive the following meeting attendance fees:

Director Meeting Attendance Fee
Board Meeting Personal Attendance Fees at our May scheduled Board Meeting (inclusive of May Committee meeting fees)	$6,000
Board Meeting Personal Attendance Fees at our November scheduled Board Meeting (inclusive of November Committee meeting fees)	$4,000
Regularly Scheduled Telephonic Board Meeting Attendance Fees (per meeting)	$750
Regularly Scheduled Telephonic Audit Committee Meeting Attendance Fees (per meeting)	$400
Regularly Scheduled Telephonic Corporate Governance, Nominating and Compensation Committee Meeting Attendance Fees (per meeting)	$400

All annual fees are paid to our directors in quarterly installments.

We also purchase directors’ and officers’ liability insurance for the benefit of our directors and officers as a group in the amount of $30 million. We also reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or its committees. No fees are payable to directors for attendance at specially called meetings of the Board.

The table below shows all compensation paid to each of our non-employee directors during 2016. Each of the directors listed below, with the exception of Mr. Ito who resigned effective March 1, 2016, served for the entire year.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)

Allen Karp	$66,350	$61,463	$127,813
Rawleigh Ralls	52,300	61,463	113,763
Erez Gissin	37,300	61,463	98,763
Joichi Ito(2)	2,500	—	2,500
Robin Chase	26,500	61,463	87,963
Jeffrey Schwartz	52,100	61,463	113,563
	$237,050	$307,315	$544,363

(1)

On September 6, 2016 under the 2006 Plan, our non-employee directors were awarded these automatic formula option grants. Under the restated 2006 Plan, these options will vest one year after the grant date and carry an exercise price of $27.53. All these options remained outstanding at December 31, 2016 and have a five year term. The aggregate grant date fair value of the option grants was calculated in accordance with FASB ASC 718 and based on the Black-Scholes option-pricing model and used the same assumptions that are set forth in Note 12 to our audited consolidated financial statements included in this Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)	Mr. Ito resigned from our Board of Directors on March 1, 2016.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

We recognize that our success depends to a great degree on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, attracting and retaining the level of executive talent we need to be successful in accomplishing our mission of providing simple useful services that help people unlock the power of the Internet is a key objective of our executive compensation program. Our executive compensation program is designed to ensure we have the talent we need to maintain our current high performance standards and grow our business for the future. As such, we aim to provide competitive compensation packages for all our key positions, including our named executive officers that are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee.

This Compensation Discussion and Analysis (“CD&A”) provides comprehensive information about our executive compensation program for our 2016 NEOs, who are listed below, and provides context for the decisions underlying the compensation reported in the executive compensation tables in the Proxy Statement. Our NEOs are:

Elliot Noss	President and Chief Executive Officer (“CEO”)
Michael Cooperman(1)	Chief Financial Officer (“CFO”)
David Woroch	Executive Vice-President, Domains (“EVP, Domains”)
Kenneth Schafer(2)	Chief Information Officer (“CIO”)
Michael Goldstein	Vice-President, Sales and marketing (“VP, Sales”)

(1)	Mr. Cooperman retired from his position as CFO effective April 1, 2017.
(2)	Mr. Schafer resigned from the Company effective March 24, 2017.

Our philosophy is to provide a mix of compensation that motivates our executives to achieve our short and long- term performance goals in a market-competitive and fiscally responsible way, which in turn will create value for our shareholders. We achieve our objectives by designing our executive compensation program so that a substantial amount of our NEOs’ compensation is performance-based to ensure the actual compensation paid to our executives is appropriately aligned with our Company’s performance and shareholder long-term interests. In addition, we also link individual compensation to Company performance by virtue of the stock options granted by the Company. More specifically, our executive compensation programs are designed to:

•	provide an appropriate mix of fixed and variable compensation to attract, retain and motivate key executives;
•

provide a substantial portion of our executive compensation that is performance-based, on a company or service basis, to support creation of long-term shareholder value, Adjusted EBITDA for Compensation (as defined below) growth and operational efficiency without encouraging excessive risk taking;

•	target compensation at the 50th percentile of market levels, as measured by Culpepper Compensation Surveys; and
•	promote internal equity by offering comparable pay to executives whom we expect to make roughly equivalent contributions, while differentiating executives’ compensation arrangements when appropriate.

Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives

We believe the following elements of our compensation program help us to realize our compensation philosophy and objectives:

Pay Element	Characteristics	Compensation Philosophy and Objectives	Factors Considered to Determine Awards
Salary	Annual fixed cash compensation	Provides a competitive and stable component of income to our executives	• Job responsibilities • Experience • Individual contributions • Future potential • Internal pay equity • Effect on other elements of compensation and benefits including target bonus amounts
Short-Term Incentive Bonus	Annual variable cash compensation based on the achievement of pre- established annual performance measures based on Adjusted EBITDA for Compensation

Provides competitive short- term incentive opportunities for our executives to earn annual cash bonuses based on performance objectives that, if attained, can reasonably be expected to (i) promote our business and strategic objectives and (ii) correspond to those paid to similarly- situated and comparably skilled executives at peer companies

• Company performance measures • Service performance measures
Stock Options Grants	Annual long-term equity awards that vest over four years	Provides variable compensation that helps to retain executives and ensures our executives’ interests are aligned with those of shareholders to grow long- term value	• Job responsibilities • Individual contributions • Future potential • Value of vested and unvested outstanding equity awards • Internal pay equity

The weight of each of these components has to date not been determined by any particular formula, although our overall mix of total compensation has historically emphasized retention value. The specific mix of components has been and will continue to be within the discretion and business judgment of our Board of Directors and the Corporate Governance, Nominating and Compensation Committee, which has placed greater emphasis on considerations specific to the individual holding a particular executive position rather than on general market data.

Role of Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast a triennial advisory vote on executive compensation, or a “say-on-pay” proposal. At our annual meeting of stockholders held on September 9, 2014, 98% of the votes cast on the say- on-pay proposal at that meeting were voted in favor of the compensation of our named executive officers, as described in the proxy statement for the 2014 annual meeting. Accordingly, the Corporate Governance, Nominating and Compensation Committee believes that this affirms stockholder support for our executive compensation policies and practices, and no material changes were made to such policies and practices in 2015 or 2016 as a result of our say-on-pay proposal and voting results in September 2014.

In addition, at the 2014 annual meeting, our stockholders approved, as recommended by our Board, a proposal for our stockholders to be provided with the opportunity to cast a non-binding advisory vote on compensation of our named executive officers every three years. Our Board believed that this frequency is appropriate as a triennial vote would provide the Company with sufficient time to engage with stockholders to understand and respond to the “say-on-pay” vote results and to put in place any changes to the Company’s compensation program as a result of such discussions, if necessary. At this 2017 annual meeting, we will again seek stockholder advisory (non-binding) vote on executive compensation, see “Proposal No. 3 Non-Binding Advisory Vote on Executive Compensation” included in this proxy statement.

Determining Total Compensation

Base Salary

With respect to each NEO, in determining total compensation, the Corporate Governance, Nominating and Compensation Committee considers the Company’s compensation philosophy as outlined above, comparative market data and specific factors relative to each NEO’s responsibilities and performance. We do not specifically benchmark compensation for our NEOs in terms of picking a particular percentile relative to other people with similar titles at peer group companies. We believe that many subjective factors unique to each NEO’s responsibilities and performance are not adequately reflected or otherwise accounted for in a percentile-based compensation determination.

In addition, in determining the appropriate level of total compensation for our NEOs, the Corporate Governance, Nominating and Compensation Committee:

1.	reviews and considers the performance of each NEO and
2.	considers, for each NEO, the estimated amount of total compensation:

a.	we would be willing to pay to retain that person;
b.	we would have to pay to replace the person; and
c.	the individual could otherwise command in the employment marketplace.

Our VP, HR reviews comparative data derived from market research and publicly available information for each of the NEOs and then recommends to our CEO compensation levels for all employees. The CEO then, after consultation with the VP, HR makes recommendations to the Corporate Governance, Nominating and Compensation Committee regarding total compensation for each NEO. The Corporate Governance, Nominating and Compensation Committee reviews and discusses the information and then determines the total compensation for each NEO, as it deems appropriate.

The CEO’s total compensation is determined by the Corporate Governance, Nominating and Compensation Committee outside the presence of the CEO. The Corporate Governance, Nominating and Compensation Committee’s decision regarding total compensation for the CEO is based on the philosophy outlined above and includes a review of comparative data and consideration of the accomplishments of the CEO in developing the business strategy for the Company, the performance of the Company relative to this strategy and his ability to attract and retain senior management. In establishing the CEO’s total compensation, the Corporate Governance, Nominating and Compensation Committee is also mindful of the prior results of the shareholder’s Advisory Vote on Executive Compensation.

We provide a base salary to our named executive officers to compensate them for services rendered on a day-to-day basis during the year and to provide sufficient fixed cash compensation to allow them to focus on their ongoing responsibilities. The base salaries of all executive officers are reviewed annually and adjusted when necessary to reflect individual roles and performance as well as market conditions. In January 2016, as a part of the annual review process and to account for increases in costs of living, the base salaries of our NEOs were increased 3%.

In connection with the Corporate Governance, Nominating and Compensation Committee's annual review process in January 2017, the base salaries of our NEOs were each increased by 3% for 2017, primarily to account for an increase in the cost of living.

Annual Cash Incentive Bonuses

We use annual cash incentive bonuses to communicate specific goals that are of primary importance during the coming year and motivate our senior officers and NEOs to achieve these goals. Each year, we assess if our corporate financial and strategic objectives are optimally aligned with our management incentive compensation plan to motivate and reward our senior executives, including our NEOs, to attain specific short-term performance objectives that, in turn, further our long- term business objectives. These objectives are based upon corporate or service related targets, rather than individual objectives. In setting target payout levels under our management incentive compensation plan, our Corporate Governance, Nominating and Compensation Committee considers historical payouts, the total cost to the company should performance objectives be achieved and our retention needs.

The Corporate Governance, Nominating and Compensation Committee determines the initial level of funding for the annual incentive bonus pools during the annual budgeting process and approves provisional quarterly payments, computed on a pro-rata basis, based on quarterly minimum year-to-date targets for our senior officers, including NEOs, taking into account the Company’s actual performance on a year-to-date basis. To ensure that our annual target remains the primary consideration, any quarterly payments are subject to a discretionary holdback percentage, which has historically been set at 25% but may be adjusted each quarter should circumstances warrant it. To mitigate the risk of overpayment of incentive bonuses based on a quarterly performance, a 25% holdback of quarterly payments is maintained. The Corporate Governance, Nominating and Compensation Committee retains the right to interpret, rescind, prescribe, amend or suspend payment under our management incentive compensation plan at any time. Changes made by the Corporate Governance, Nominating and Compensation Committee will however, only be on a prospective basis, so will not impact any quarterly rights our NEO’s and senior officers may have up to the date of the change.

The performance goals under our management incentive compensation plan consists of two components namely, an incentive bonus and an overachievement bonus, each with established thresholds and maximum achievement levels.

For the incentive bonus component, achievement of established targets for each NEO will equate to 100% of the bonus being paid. Where 75% of an established target is achieved (“floor level”) this will result in 50% of the bonus being paid. Below the floor level no bonus is payable. In those cases where achievement is between the floor level and the established target, straight-line interpolation is applied from the established target levels.

To further incent our senior management and NEOs to promote our business and strategic objectives; to the extent that the Company’s actual performance exceeds the Company’s Adjusted EBITDA for Compensation goals (“overachievement target”), the Compensation Committee sets aside 30% of the overachievement target in an overachievement pool to reward our senior management, employees and NEOs. At the discretion of the Corporate Governance, Nominating and Compensation Committee, approximately 40% of the overachievement pool has been allocated to the NEOs and is shared equally among them.

Incentive Bonus program

The table below summarizes the 2016 and 2017 incentive bonus opportunities for our NEOs.

Named Officer	Target incentive Bonus Opportunity(1)		Basis for Target incentive Bonus
	2017	2016
Elliot Noss	$149,194	$147,210	100% Corporate Adjusted EBITDA for Compensation(2)
Michael Cooperman	$89,597	$96,985	100% Corporate Adjusted EBITDA for Compensation
David Woroch	$102,680	$101,315	100% Wholesale Domain Services targets
Kenneth Schafer	--	$48,492	100% Corporate Adjusted EBITDA for Compensation(2)
Michael Goldstein	$37,131	$32,027	25% Corporate Adjusted EBITDA for Compensation(2), 75% Ting specific objectives

(1)

All dollar amounts below are shown in U.S. dollars. Amounts payable in Canadian dollars for 2017 have been converted into U.S. dollars based upon the exchange rate of 1.3466 Canadian dollars for each U.S. dollar, the Bank of Canada exchange rate as at December 31, 2016. Amounts that were payable in Canadian dollars during the 2016 fiscal year have been converted into U.S. dollars based upon the exchange rate of 1.3250 Canadian dollars for each U.S. dollar, which represents the average Bank of Canada exchange rate for 2016.

(2)

Adjusted EBITDA for Compensation is a non-GAAP measure and excludes depreciation, amortization of intangibles, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, net deferred revenue, which comprises the change in deferred revenue, net of prepaid domain name registry and other Internet services fees, to reflect the material amount of cash we collect and pay for domain registrations and other Internet services at the time of activation, gains and losses from unrealized foreign currency transactions and infrequently occurring items. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars and infrequently occurring items. Under relevant SEC rule, we are not required to present reconciliation of Adjusted EBITDA for Compensation to GAAP financial measures if Adjusted EBITDA for Compensation is presented in connection with disclosure of target levels in “Compensation Discussion and Analysis.”

Our Corporate Governance, Nominating and Compensation Committee met in February 2017 and determined the achievement of the financial objectives applicable under the management incentive compensation plan for 2016 had been achieved. As the Company exceeded its Adjusted EBITDA for Compensation targets for the fiscal year ended December 31, 2016, the Corporate Governance, Nominating and Compensation Committee assessed that 100% of the incentive bonuses for all our NEO’s was payable. With the exception of Mr. Goldstein, who earned 79% of his targeted bonus, all other bonuses were assessed at 100% of target.

In connection with the Corporate Governance, Nominating and Compensation Committee’s annual review process, the Committee also approved a new set of performance goals under our management incentive compensation plan for 2017 and increased the incentive bonus target opportunity for our NEOs by 3% largely to maintain the incentive bonus at the same percentage of base salary.

Overachievement Bonus Program

The overachievement bonus program is designed to further incent our employees, senior management and NEOs to exceed the Company’s Adjusted EBITDA for Compensation goals. In assessing our overall performance for 2016, the Corporate Governance, Nominating and Compensation Committee deemed that no overachievement bonus should be payable for 2016.

Equity-Based Awards

We believe that equity-based awards encourage our NEOs to focus on the long-term performance of our business. Our Board of Directors grants equity awards to executives and other employees in order to enable them to participate in the long-term appreciation of our stock price. Additionally, we believe our equity awards provide an important retention tool for our NEOs, as they are subject to multi-year vesting. To date, we have not adopted stock ownership guidelines for our NEOs.

Historically, we have granted equity-based awards in the form of stock options, including options granted at the commencement of employment and additional awards each year. The size of the initial option grant made to each NEO upon joining our company is primarily based on competitive conditions applicable to the NEO's specific position. For subsequent equity grants to our NEOs, our Corporate Governance, Nominating and Compensation Committee receives input from our CEO and VP, HR.

In connection with the Corporate Governance, Nominating and Compensation Committee’s annual review process, the Committee approved, effective January 1, 2016, the following stock option awards to our NEOs. These stock options vest in equal installments on each of the first four anniversaries of the grant date, generally subject to the NEO’s continued employment with us. No grants have yet been awarded for 2017.

Name	Number of stock options	Aggregate Grant Date Fair Value
Elliot Noss	10,000	$ 136,420
Michael Cooperman	5,000	$ 68,210
David Woroch	5,000	$ 68,210
Kenneth Schafer(1)	5,000	$ 68,210
Michael Goldstein	5,000	$ 68,210

(1)	In connection with Mr. Schafer’s resignation effective March 24, 2017, all his non-vested options were forfeited.

Severance and Change of Control Benefits

Our Board of Directors believes that it is necessary to offer senior members of our executive team severance benefits to ensure that they remain focused on executing our strategic plans, including in the event of a proposed or actual acquisition. We have entered into employment agreements with our named executive officers to provide them with additional severance benefits upon an involuntary termination of employment under specified circumstances prior to and following a change of control. The terms of these agreements are described below in "Potential Payments on Termination or Change In Control."

Perquisites

We do not provide any significant perquisites or other personal benefits to our named executive officers.

Benefits

We provide the following benefits, which we believe are typical of the companies with which we compete for employees, to our NEO’s:

•	healthcare insurance;
•	life insurance and accidental death and dismemberment insurance;
•	long term disability insurance;
•	a registered retirement savings matching program;
•	a healthcare spending account;
•	a car allowance;
•	an annual medical assessment; and
•	an employee assistance program.

Certain Corporate Governance Considerations

We currently do not require our executive officers to own a particular number of shares of our common stock. The Corporate Governance, Nominating and Compensation Committee is satisfied that stock and option holdings among our executive officers are sufficient at this time to provide motivation and to align their interests with those of our stockholders. However, we prohibit all directors and employees from hedging their economic interest in the Company securities that they hold.

Tax Considerations

We do not provide any tax gross-ups to our executive officers or directors.

In designing our compensation programs, the Corporate Governance, Nominating and Compensation Committee considers the financial accounting and tax consequences to Tucows as well as the tax consequences to our employees. In determining the aggregate number and mix of equity grants in any fiscal year, the Corporate Governance, Nominating and Compensation Committee and management consider the size and share-based compensation expense of the outstanding and new equity awards. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s Chief Executive Officer and the three other most highly compensated executive officers as of the end of any fiscal year, other than the Chief Financial Officer. However, certain types of performance-based compensation are excluded from the $1 million deduction limit if specific requirements are met.

The Committee considers the impact of Section 162(m) when designing our executive compensation program and structured our Executive Bonus Plan, stock plans and performance share programs so that a number of awards may be granted under these plans and programs in a manner that complies with the requirements imposed by Section 162(m). Tax deductibility is not the primary factor used by the Committee in setting compensation, however, and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). We believe it is important to preserve flexibility in administering compensation programs as corporate objectives may not always be consistent with the requirements for full deductibility. While our Corporate Governance, Nominating and Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, our Compensation Committee may exercise discretion to pay nondeductible compensation if following the requirements of Section 162(m) would not be in the interests of our shareholders.

Compensation Risk Assessment

The Corporate Governance, Nominating and Compensation Committee oversaw the performance of a risk assessment of our executive compensation programs to ascertain any potential material risks that may be created by the compensation program. Because performance-based incentives are used in our executive compensation program, it is important to ensure that these incentives do not result in our NEOs taking unnecessary or excessive risks or any other actions that may conflict with our long-term interests. The Corporate Governance, Nominating and Compensation Committee considered the following attributes of our executive compensation program:

•	the balance between short- and long-term incentives;
•

use of qualitative as well as quantitative performance factors in determining compensation payouts, including minimum and maximum performance thresholds, funding that is based on actual results measured against pre- approved financial and operational goals and metrics that are clearly defined;

•	incentive compensation that includes a stock component where value is best realized through long-term appreciation of stockholder value; and
•	incentive compensation components that are paid or vest over an extended period.

The Corporate Governance, Nominating and Compensation Committee focuses primarily on the compensation of our NEOs because risk-related decisions depend predominantly on their judgment. The Corporate Governance, Nominating and Compensation Committee believes that risks arising from our policies and practices for compensation of other employees are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

The Corporate Governance, Nominating and Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Corporate Governance, Nominating and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the following members of the Corporate Governance, Nominating and Compensation Committee:

Allen Karp, Chair

Rawleigh Ralls

Jeffrey Schwartz

Summary Compensation Table

The following Summary Compensation table provides a summary of the compensation earned by our Named Executive Officers, including our chief executive officer, our chief financial officer, and our next three most highly compensated executive officers for services rendered in all capacities during 2016. Specific aspects of this compensation are dealt with in further detail in the tables that follow. All dollar amounts below are shown in U.S. dollars. If necessary, amounts that were paid in Canadian dollars during the 2016 fiscal year were converted into U.S. dollars based upon the exchange rate of 1.3250 Canadian dollars for each U.S. dollar, which represents the average Bank of Canada exchange rate for 2016.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards ($)	Option Awards (2) ($)	All Other Compensation (3) ($)	Total ($)

Elliot Noss	2016	$304,075	$147,210	$—	$136,420	$7,924	$595,629
President and Chief Executive Officer	2015	305,690	179,281	—	79,720	8,207	572,898
	2014	343,589	182,754	—	—	9,501	535,844

Michael Cooperman	2016	231,321	96,985	—	68,210	9,283	405,799
Chief Financial Officer	2015	232,531	140,505	—	39,860	9,614	422,510
	2014	269,206	128,121	—	—	11,130	408,457

David Woroch	2016	198,415	102,834	—	68,210	6,566	376,025
Executive Vice President, Domains	2015	199,468	144,859	—	39,860	6,800	390,987
	2014	224,143	134,834	—	—	7,872	366,849

Kenneth Schafer	2016	144,906	36,369	—	68,210	5,207	254,692
Chief Information Officer	2015	194,232	91,746	—	39,860	6,800	332,638
	2014	218,261	49,888	—	—	7,872	276,021

Michael Goldstein	2016	160,226	26,037	—	68,210	755	255,228
Vice President, Sales and Marketing	2015	161,061	68,519	—	39,860	782	270,222
	2014	175,512	56,782	—	—	905	233,199

(1)	Represents bonus earned under our incentive and overachievement bonus programs during the fiscal years ended December 31, 2016, 2015 and 2014.

Of the 2016 amount, the following amounts were paid in February 2017:

Elliot Noss	$64,404
Michael Cooperman	$42,431
David Woroch	$46,605
Kenneth Schafer	$18,184
Michael Goldstein	$10,118

Of the 2015 amount, the following amounts were paid in February 2016:

Elliot Noss	$96,022
Michael Cooperman	$85,652
David Woroch	$87,557
Kenneth Schafer	$64,320
Michael Goldstein	$53,346

Of the 2014 amount, the following amounts were paid in February 2015:

Elliot Noss	$89,169
Michael Cooperman	$66,466
David Woroch	$71,715
Kenneth Schafer	$30,620
Michael Goldstein	$36,422

(2)

Represents the aggregate grant date fair value of such awards, calculated in accordance with FASB ASC 718. Please see Note 12 entitled “Stock Options” in the notes to our audited financial statements, for a discussion of the assumptions underlying these calculations.

(3)	Amounts reported in this column are comprised of the following items:

	Year	Additional Health Spending Credits ($)	Car Allowance ($)	Health Club Membership ($)	All Other Compensation ($)
Elliot Noss	2016	$1,132	$6,792	$—	$7,924
	2015	1,172	7,035	—	8,207
	2014	1,357	8,144	—	9,501

Michael Cooperman	2016	1,132	6,340	1,811	9,283
	2015	1,172	6,566	1,876	9,614
	2014	1,357	7,601	2,172	11,130

David Woroch	2016	1,132	5,434	—	6,566
	2015	1,172	5,628	—	6,800
	2014	1,357	6,515	—	7,872

Kenneth Schafer	2016	1,132	4,075	—	5,207
	2015	1,172	5,628	—	6,800
	2014	1,357	6,515	—	7,872

Michael Goldstein	2016	755	—	—	755
	2015	782	—	—	782
	2014	905	—	—	905

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards granted to our named executive officers in 2016:

Name	Grant date	All other option awards: Number of shares underlying options	Exercise or base price of option awards	Grant date fair value of option awards (1)
Elliot Noss	01/01/2016	10,000	$21.1	$ 136,420
Michael Cooperman	01/01/2016	5,000	$21.1	$ 68,210
David Woroch	01/01/2016	5,000	$21.1	$ 68,210
Kenneth Schafer(2)	01/01/2016	5,000	$21.1	$ 68,210
Michael Goldstein	01/01/2016	5,000	$21.1	$ 68,210

(1)

Represents the grant date fair value of such awards, calculated in accordance with FASB ASC 718. Please see Note 12 entitled “Stock Options” in the notes to our audited financial statements, for a discussion of the assumptions underlying these calculations.

(2)	These options were forfeited upon Mr. Schafer’s resignation from the Company effective March 24, 2017

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the named executive officers as of December 31, 2016:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Elliot Noss	1,875	-	5.52	05/17/2019
	6,250	-	5.76	12/31/2019
	3,125	3,125	10.16	11/10/2020
	5,000	5,000	19.41	12/31/2021
	2,500	7,500	21.10	12/31/2022
	18,750	15,625

Michael Cooperman	1,875	-	5.52	05/17/2019
	3,215	-	5.76	12/31/2019
	1,562	1,563	10.16	11/10/2020
	2,500	2,500	19.41	12/31/2021
	1,250	3,750	21.10	12/31/2022
	10,402	7,813

David Woroch	7,500	-	5.52	05/17/2019
	6,250	-	5.76	12/31/2019
	4,687	1,563	10.16	11/10/2020
	2,500	2,500	19.41	12/31/2021
	1,250	3,750	21.10	12/31/2022
	22,187	7,813

Kenneth Schafer(1)	1,875	-	5.52	05/17/2019
	3,125	-	5.76	12/31/2019
	1,562	1,562	10.16	11/10/2020
	2,500	2,500	19.41	12/31/2021
	1,250	3,750	21.10	12/31/2022
	10,312	7,812

Michael Goldstein	2,500	-	2.92	08/14/2018
	6,125	-	5.52	05/17/2019
	2,343	782	8.56	05/12/2020
	1,600	1,600	15.93	08/10/2021
	2,500	2,500	19.41	12/31/2021
	1,250	3,750	21.10	12/31/2022
	16,318	8,632

(1)	The 7,812 unexerciseable options were forfeited upon Mr. Schafer’s resignation from the Company effective March 24, 2017.

The stock options grants listed in the above table were issued under our 2006 Plan.

Under the 2006 Plan, these options vest over a period of four years and have a 7 year term. These options are not exercisable for one year after the grant. Thereafter they become exercisable at the rate of 25% per annum, becoming fully exercisable after the fourth year.

Potential Payments on Termination or Change In Control

We have certain agreements that require us to provide compensation to our named executive officers in the event of a termination of employment or a change in control of Tucows. These agreements are summarized following the table below and do not include any payment for termination for cause. The tables below show estimated compensation payable to each named executive officer upon various triggering events. Actual amounts can only be determined upon the triggering event.

Elliot Noss (1)	2016	Termination without Cause	Change in Control
Compensation
Base Salary/Severance (2)		$608,151	$2,608,151
Bonus Plan (3)		294,420	294,420
Acceleration of Unvested Equity Awards (4)		263,731	263,731

Benefits (5)
Car Allowance		13,584	13,584
Healthcare Flexible Spending Account		2,264	2,264

		$1,182,150	$3,182,150

Michael Cooperman (1)	2016	Termination without Cause	Change in Control
Compensation
Base Salary/Severance (2)		$443,365	$1,443,365
Bonus Plan (3)		185,888	185,888
Acceleration of Unvested Equity Awards (4)		32,970	131,879

Benefits (5)
Car Allowance		12,152	12,152
Healthcare Flexible Spending Account		2,170	2,170
Healthclub		3,471	3,471
		$680,015	$1,778,924

David Woroch (1)	2016	Termination without Cause	Change in Control
Compensation
Base Salary/Severance (2)		$363,761	$363,761
Bonus Plan (3)		188,529	188,529
Acceleration of Unvested Equity Awards (4)		32,970	32,970

Benefits (5)
Car Allowance		9,962	9,962
Healthcare Flexible Spending Account		2,075	2,075

		$597,298	$597,298

Kenneth Schafer (1)	2016	Termination without Cause	Change in Control
Compensation
Base Salary/Severance (2)		$193,208	$193,208
Bonus Plan (3)		64,656	64,656
Acceleration of Unvested Equity Awards (4)		32,970	32,970

Benefits (5)
Car Allowance		5,433	5,433
Healthcare Flexible Spending Account		1,509	1,509

		$297,777	$297,777

(1)	For the purpose of the table we assumed an annual base salary at the executive’s level as of December 31, 2016
(2)

Severance for Mr. Noss is compensation for one year plus one month additional compensation for each completed year of service capped at 24 months. For Messrs. Cooperman, Woroch and Schafer, severance compensation is for six months plus one month additional compensation for each completed year of service.

(3)	For the purpose of the table we assumed that the annual incentive bonus target as of December 31, 2016 had been achieved and that no overachievement bonus or special bonuses would be payable.
(4)

For purposes of the above table, we have assumed that if we terminate Mr. Noss without cause all his unvested options vest automatically and that for Messrs. Cooperman, Woroch and Schafer, that their options continue to vest through any severance period. On a change in control we have assumed that all unvested options for Messrs. Noss or Cooperman vest automatically and that for Mr. Woroch and Mr. Schafer, that their options continue to vest through and until the end of any severance period. Amounts disclosed in this table equal the closing market value of our common stock as of December 31, 2016, minus the exercise price, multiplied by the number of unvested shares of our common stock that would vest. The closing market value of our common stock on December 31, 2016 was $35.25.

(5)

Pay for unused vacation, extended health, matching registered retirement savings plan benefit, life insurance and accidental death and dismemberment insurance are standard programs offered to all employees and are therefore not reported.

Employment Agreements—Termination

Employment contracts are currently in place for each of the named executive officers, whose contracts detail the severance payments that will be provided on termination of employment and the consequent obligations of non-competition and non-solicitation.

The following details the cash severance payment that will be paid to each of the named executive officers in the event of termination without cause or termination for good reason.

Upon termination without cause, Mr. Woroch and Mr. Schafer are each entitled to a severance payment in the amount of six months’ compensation plus one months’ compensation for each additional completed year of service. Severance payments can be made in equal monthly installments. Mr. Woroch and Mr. Schafer are each bound by a standard non-competition covenant for a period of twelve months following their termination.

Messrs. Noss and Cooperman’s employment agreements are subject to early termination by us due to:

●	the death or disability of the executive;
●	for “cause;” or
●	without “cause.”

If we terminate Mr. Noss without “cause,” he is entitled to receive 12 months of compensation plus one month of compensation for each year of service, to a maximum of 24 months of compensation.

If we terminate Mr. Cooperman’s employment without “cause,” he is entitled to receive six months of compensation plus one month of compensation for each year of service.

For purposes of the employment agreements, “cause” is defined to mean the executive’s conviction (or plea of guilty or nolo contendere) for committing an act of fraud, embezzlement, theft or other act constituting a felony or willful failure or an executive’s refusal to perform the duties and responsibilities of his position, which failure or refusal is not cured within 30 days of receiving a written notice thereof from our Board of Directors.

Employment Agreements—Change in Control

Under their employment agreements, both Mr. Noss and Mr. Cooperman are also entitled to the change in control benefits described in the following paragraph if:

●	the executive resigns with or without “good reason” within the 30-day period immediately following the date that is six months after the effective date of the “change in control;” or
●	within 18 months after a “change in control” and executive’s employment is terminated either:
●	without “cause;” or
●	by resignation for “good reason.”

If an executive’s employment is terminated following a change in control under the circumstances described in the preceding paragraph, the executive is entitled to receive a lump sum payment based upon the fair market value of the Company on the effective date of the “change in control” as determined by our Board of Directors in the exercise of good faith and reasonable judgment taking into account, among other things, the nature of the “change in control” and the amount and type of consideration, if any, paid in connection with the “change in control.” Depending on the fair market value of the company, the lump sum payments range from $375,000 to $2 million in the case of Mr. Noss, and from $187,500 to $1 million in the case of Mr. Cooperman. In addition to the lump sum payments, all stock options held by the executive officers will be immediately and fully vested and exercisable as of the date of termination.

A “change in control” is generally defined as:

●	the acquisition of 50% or more of our common stock;
●	a change in the majority of our Board of Directors unless approved by the incumbent directors (other than as a result of a contested election); and
●	certain reorganizations, mergers, consolidations, liquidations or dissolutions, unless certain requirements are met regarding continuing ownership of our outstanding common stock.

“Good reason” is defined to include the occurrence of one or more of the following:

●

the executive’s position, management responsibilities or working conditions are diminished from those in effect immediately prior to the change in control, or he is assigned duties inconsistent with his position;

●	the executive is required to be based at a location in excess of 30 miles from his principal job location or office immediately prior to the change in control;
●	the executive’s base compensation is reduced, or the executive’s compensation and benefits taken as a whole are materially reduced, from those in effect immediately prior to the change in control; or
●	we fail to obtain a satisfactory agreement from any successor to assume and agree to perform our obligations to the executive under his employment agreement.

Option Exercises and Stock Vested

No stock vested during 2016 and no stock options were exercised by named executive officers during 2016.

Pension Benefits

The Company does not currently have a Defined Pension Plan.

Non-qualified Deferred Compensation

The Company does not currently have an Executive Defined Income Plan.

AUDIT COMMITTEE REPORT

The purposes of the Audit Committee are described on page 10 of this proxy statement under the caption “Corporate Governance—Committees” and in the charter of the Audit Committee. In particular, it is the Audit Committee’s duty to review the accounting and financial reporting processes of the Company on behalf of the Board of Directors. In fulfilling our responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended, with our management and also with KPMG LLP, our independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2016 with management and KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee also discussed with KPMG LLP all matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee, with and without management present, reviewed and discussed the results of KPMG LLP’s examination of the Company’s financial statements. Furthermore, the Audit Committee discussed with KPMG LLP their independence from management and the Company and the Audit Committee received written disclosures and the letter from KPMG LLP required by the applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, management is required to prepare a report as to its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, and KPMG LLP is required to prepare an attestation report with respect to the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed and discussed with management its report regarding its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, and reviewed and discussed with KPMG LLP its report as to the effectiveness of the Company’s internal control over financial reporting. Management’s report and KPMG LLP’s report are each included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the SEC.

Audit Committee Members

Jeffrey Schwartz, Chair

Allen Karp

Erez Gissin

PROPOSAL No. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has served as our independent auditor since our merger with Tucows Delaware in August 2001. The Audit Committee of our Board of Directors has appointed KPMG LLP as the independent registered public accounting firm of the Company and our subsidiaries for the year ending December 31, 2017. Although shareholder approval is not required, our Board of Directors desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at the annual meeting, our Board of Directors will review its future selection of independent registered public accounting firm. A representative of KPMG LLP is expected to be present at the annual meeting and will have the opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

AUDIT FEES AND ALL OTHER FEES

All services provided by KPMG LLP, our independent registered public accounting firm for 2016, have been reviewed with the Audit Committee to confirm that the performance of such services was consistent with the regulatory requirements for auditor independence and our pre-approval policy.

A summary of the fees of KPMG LLP for the years ended December 31, 2016 and 2015 are set forth below:

	2016 Fees	2015 Fees
Audit Fees (1)	$311,934	$327,264
Audit-Related Fees	—	—
Tax Fees (2)	110,844	143,725
All Other Fees	—	—
Total Fees $	$422,778	$470,989

(1)	Consists of fees and expenses for the audit of consolidated financial statements, the reviews of our Quarterly Reports on Form 10-Q and services associated with registration statements.

(2)	Consists of fees and expenses for tax consulting services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by our independent auditors. Under this policy, the Audit Committee pre- approves all audit and certain permissible accounting and non-audit services performed by the independent auditors. These permissible services are set forth on an attachment to the policy that is updated at least annually and may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor provides the audit committee with an audit plan including proposed fees in advance of the annual audit. The Audit Committee approves the plan and fees for the audit.

With respect to non-audit and accounting services of our independent auditors that are not pre-approved under the policy, the employee making the request must submit the request to our chief financial officer. The request must include a description of the services, the estimated fee, a statement that the services are not prohibited services under the policy and the reason why the employee is requesting our independent auditors to perform the services. If the aggregate fees for such services are estimated to be less than or equal to $50,000, our chief financial officer will submit the request to the chairman of the Audit Committee for consideration and approval, and the engagement may commence upon the approval of the chairman. The chairman is required to inform the full Audit Committee of the services at its next meeting. If the aggregate fees for such services are estimated to be greater than $50,000, our chief financial officer will submit the request to the full Audit Committee for consideration and approval, generally at its next meeting or special meeting called for the purpose of approving such services. The engagement may only commence upon the approval of full audit committee.

PROPOSAL No. 3:

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with an opportunity to vote, on an advisory, non-binding basis, on the compensation of our named executive officers as described in this proxy statement. This proposal, which is commonly referred to as the “say-on-pay” proposal, is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Our executive compensation program is designed to attract, motivate and retain our executive officers, who are critical to our success. As described in the tables included in the sections above entitled “Executive Compensation - Summary Compensation Table” and “Executive Compensation – Outstanding Equity Awards at Fiscal Year–End” as well as our accompanying narrative disclosure to such tables and in “Executive Compensation – Potential Payments on Termination of Change In Control,” our executive compensation program contains elements of cash and equity-based compensation. Our Board of Directors and our Corporate Governance, Nominating and Compensation Committee believe that our compensation programs directly and substantially link rewards to measurable corporate performance and are designed to align the interests of our named executive officers with those of our shareholders and to reward our named executive officers for the achievement of our near-term and longer-term financial and strategic goals. The process for determining compensation packages requires that our Board of Directors and our Corporate Governance, Nominating and Compensation Committee use judgment and experience to determine the optimal components and amounts of compensation for each named executive officer,

We strongly encourage our shareholders to review this proxy statement, and in particular the information contained in the “Executive Compensation” section, including the tabular and narrative disclosure, for a more detailed discussion of our compensation philosophy, objectives and programs.

The say-on-pay vote gives you as a shareholder the opportunity to express your views regarding the compensation of our named executive officers by voting to approve or not approve such compensation as described in this proxy statement. This vote is advisory and will not be binding upon our Board of Directors or our Corporate Governance, Nominating and Compensation Committee. However, our Board of Directors and our Corporate Governance, Nominating and Compensation Committee value the opinion of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

At the 2014 annual meeting, our stockholders approved, as recommended by our Board, a proposal for our stockholders to be provided with the opportunity to cast a non-binding advisory vote on compensation of our named executive officers every three years. The next say-on-pay vote will occur at our 2020 annual meeting of shareholders.

 Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2017 Annual Meeting of Shareholders pursuant to Item 402 of SEC Regulation S-K, including the tabular and narrative disclosures and any other related disclosure, is hereby APPROVED.

Compensation Committee Interlocks and Insider Participation

The members of the Corporate Governance, Nominating and Compensation Committee of our Board of Directors during 2016 were Messrs. Karp (Chair), Schwartz and Ralls. To ensure that our compensation policies are administered in an objective manner, our Corporate Governance, Nominating and Compensation Committee is comprised entirely of independent directors. None of the members of our Corporate Governance, Nominating and Compensation Committee has ever been an officer or employee of the Company or its subsidiaries. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers on our Board of Directors or Corporate Governance, Nominating and Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

The Audit Committee of the Board of Directors is responsible for reviewing and, if appropriate, approving all related party transactions between us and any officer or director that would potentially require disclosure pursuant to the Audit Committee charter. We expect that any transactions in which related persons have a direct or indirect interest will be presented to the Audit Committee for review and approval. While neither the Audit Committee nor the Board of Directors have adopted a written policy regarding related party transactions, the Audit Committee makes inquiries to our management and our auditors when reviewing such transactions. Neither we nor the Audit Committee are aware of any transaction that was required to be reported with the SEC where such policies and procedures either did not require review or were not followed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

We believe that, under the SEC’s rules and based solely upon our review of the copies of the Forms 3, 4 and 5 furnished to us, or written representations from the reporting persons that any such reports have been filed in a timely manner except the following: two reports on Form 4 for Ms. Goetz which were inadvertently filed late reporting two sales of share of common stock and one report on Form 4 which was inadvertently filed late for Mr. Schwartz reporting an exercise of options.

OTHER MATTERS TO BE DECIDED AT THE ANNUAL MEETING

All of the matters we knew about as of the time of the mailing of this proxy statement to be brought before the annual meeting are described in this proxy statement. If any matters properly come before the annual meeting that are not specifically set forth on your proxy and in this proxy statement, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment.

HOUSEHOLDING OF PROXY MATERIALS

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and our Annual Report on Form 10-K may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to our secretary at the address set forth on the first page of this proxy statement, or via telephone to our secretary at (416) 538-5493, we will promptly provide separate copies of the Annual Report on Form 10-K and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of this proxy statement and/or Annual Report on Form 10-K and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

ADDITIONAL INFORMATION

Shareholder Proposals for the 2018 Annual Meeting

If you would like to submit a proposal for inclusion in the proxy materials for our annual meeting of shareholders in 2018 you may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Secretary at Tucows Inc., 96 Mowat Avenue, Toronto, Ontario M6K 3M1, Canada, at any time before March 27, 2018, and must comply in all material respects with all applicable rules and regulations of the SEC.

If you would like to present a proposal at the 2018 annual meeting, but do not want to include the proposal in our proxy statement, you will have to comply with the advance notice procedures set forth in the Bylaws. The Bylaws require that a shareholder submit a written notice of intent to present such a proposal to our secretary no more than 90 days and no less than 60 days prior to the anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. Therefore, we must receive notice of such proposal for the 2018 annual meeting no earlier than April 26, 2018 and no later than May 26, 2018. The notice must also meet other requirements set forth in the Bylaws.

If we do not receive notice of such proposals by May 26, 2018, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

Eligible International Interlisted Issuer

As an “Eligible International Interlisted Issuer”, the Company is exempt from The Toronto Stock Exchange’s requirement that an annual meeting of shareholders be held within six months of its fiscal year-end, pursuant to Section 401.1 of the TSX Company Manual.

Cost of Proxy Solicitation

We will pay the expenses of the preparation of the proxy materials and the solicitation by our Board of Directors of your proxy. We will make solicitations primarily by mail or by facsimile and our directors, officers and employees may solicit proxies personally or by telephone but will not be specifically compensated for such services. We will ask brokerage houses and other nominees, custodians and fiduciaries to forward proxy soliciting material and our Annual Report on Form 10-K to the beneficial owners of the shares of our common stock held of record by them, and we will reimburse these record holders for their reasonable out-of-pocket expenses incurred in doing so.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the SEC, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to Tucows Inc., 96 Mowat Ave, Toronto, Ontario M6K 3M1, Attention: Investor Relations, Telephone: (416) 538-5493.

By Order of the Board of Directors,

Davinder Singh
Chief Financial Officer and Secretary